Exhibit 5.1

DLA Piper LLP (US)

4365 Executive Drive

San Diego, CA 92121

June 17, 2011

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GenMark Diagnostics, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 filed on June 17, 2011 (the “462(b) Registration Statement”) pursuant to 462(b) under the Securities Act of 1933, as amended (the “Act”). The 462(b) Registration Statement incorporates by reference in its entirety the Registration Statement on Form S-1 (File No. 333-174524), initially filed with the Securities and Exchange Commission on May 26, 2011, as thereafter amended, and declared effective on June 16, 2011 (the “Registration Statement”). The 462(b) Registration Statement relates to the registration of the offer and sale of up to $5,755,520 of additional shares of the Company’s common stock, $0.0001 par value (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and related prospectus, the Company’s charter documents, as amended and restated to date, records of the Company’s corporate proceedings in connection with the offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the authenticity of all records, documents, and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

We express no opinion concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

Based on such review, we are of the opinion that Shares have been duly authorized and, if, as, and when issued by the Company in accordance with the related prospectus (as amended and supplemented through the date of issuance), will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the 462(b) Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion is given to you solely for use in connection with the issuance and/or sale of the Shares in accordance with the 462(b) Registration Statement and the related prospectus and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)